[Letterhead of Jones, Jensen & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

October 7, 1998

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Lucas Educational Systems, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-24374, to be filed on or about October 9, 1998, covering the registration and issuance of 600,000 shares of common stock underlying compensation options granted to two individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended March 31, 1998 and 1997, dated August 4, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Jones, Jensen & Company
Certified Public Accountants
cc: Lucas Educational Systems, Inc.